EXHIBIT A
AMENDED AND RESTATED
PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1
VAN ECK FUNDS

Maximum 12b-1 Fees/Annual Limitation (Annually as a % of Average Daily Net Assets)
CM Commodity Index Fund Class A Class T	0.25% 0.25%
Emerging Markets Bond Fund Class A Class T	0.25% 0.25%
Emerging Markets Fund
Class A	0.25%
Class C	1.00%
Class T	0.25%
Global Hard Assets Fund
Class A	0.25%
Class C	1.00%
Class T	0.25%
International Investors Gold Fund
Class A	0.25%
Class C	1.00%
Class T	0.25%
VanEck NDR Managed Allocation Fund Class A Class T	0.25% 0.25%
VanEck China Fund Class A	0.25%
VanEck Emerging Markets ex-China Fund Class A	0.25%
VanEck Morningstar Wide Moat Fund Class A	0.25%
VanEck Environmental Sustainability Fund Class A	0.25%
VanEck Emerging Markets Leaders Fund Class A	0.25%
Exhibit A last amended on June 23, 2021

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